Exhibit 10.20
350 Linden Oaks
Rochester, NY 14625
(585) 249-6231

April 11, 2006

L. Jeffrey Markin
36 Olde Prestwick Way
Penfield, NY 14526

Re: Terms of Employment

Dear Mr. Markin:

We are pleased to inform you that after careful consideration VirtualScopics, Inc. (the "Company") has decided to extend this offer of employment to you. This decision is made, in part, on the information provided by you to the Company in your employment interviews as well as your resume. This letter sets forth the terms of the offer, which, if you accept, will govern your employment.

You will be employed in the position of Vice President and Chief Operating Officer.

Your primary responsibilities will be to manage the company to successfully achieve market and financial objectives. You will report to Bob Klimasewski, Chief Executive Officer. Based on performance and the approval of the Board, your transition to Chief Executive Officer will occur prior to December 31, 2006.

Your compensation package is attached to this letter as Schedule A, which is made a part hereof.

Our employment relationship will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

In order to minimize the potentially high costs incurred by all parties involved in employment disputes, any controversy arising out of or relating to your employment with the Company or the cessation of your employment with the Company, including without limitation, any claim by you against the Company or any of its affiliates, directors, officers or employees under federal, state or local statutory or common law, and any dispute over the scope of this paragraph, shall be resolved solely by binding arbitration in Monroe County, New York. The arbitration will be conducted in accordance with then presently prevailing commercial dispute resolution rules of the American Arbitration Association (the "AAA") subject to the provisions of this letter. You and the Company agree to keep confidential from third parties (other than the arbitrator and the AAA) the existence of any dispute, unless otherwise required by law. A judgment on the arbitrator's decision shall be final and may be entered in any court having jurisdiction. The arbitration procedure shall be in lieu of any and all actions in law or equity except as otherwise allowed under the Company's Confidentiality and Invention Assignment Agreement referenced below.

In the event a dispute does arise, this letter, including the validity, interpretation, construction and performance of, and arbitration required by, this letter, shall be governed by and construed in accordance with the substantive laws of the State of New York.

You also will be subject to the Company's Confidentiality and Invention Assignment Agreement, which is enclosed with this letter and must be signed and returned to the Company. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

Upon your acceptance, this letter will constitute the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may in the future be amended, but only by a writing which is signed by both you and, on behalf of the Company, by a duly authorized officer.

While employed by Company, you agree that you will not: (i) engage in any other gainful employment, business or activity (including consulting) without the written consent of a duly authorized officer of the Company; or (ii) assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom, initial each page, and return it to me prior April 24, 2006 along with an executed Confidentiality and Invention Assignment Agreement the execution and delivery of which is a condition to your employment. We hope you accept this offer and look forward to working with you.

Sincerely,

VIRTUALSCOPICS, LLC

/s/ Bob Klimasewski
Bob Klimasewski, Chief Executive Officer

Agreed to and Accepted.

/s/ Jeffrey Markin
L. Jeffrey Markin

Dated:

SCHEDULE A

Your compensation is comprised of following components:

(1)	Annual base salary is $220,000 based on a five-day work week.
(2)	You are eligible to receive the benefits the Company offers to its employees, this includes medical, dental, disability and life insurance.
(3)
You are eligible to receive 500,000 options to purchase VirtualScopics common stock, pending approval of a new plan (to be created) by the Board of Directors and Shareholders of the Company. A separate agreement will be executed as part of the Incentive Plan and you must agree to all terms of the grant to be eligible.

(4)
Total annual vacation is three weeks in addition to the Company's Holiday Shut-Down between the 25th and 29th of December. Since your employment will begin prior to the beginning of a calendar year, you shall receive a proportional amount of vacation days based upon the number of days in a calendar year worked. The annual vacation needs to be taken and scheduled consistent with the needs of the Company. Up to seven vacation days may be carried over to the following year.

(5)	The Following Bonus structure is in place (must be employed at time of payout):
a.	2006: $30,000 for 105% achievement of the 3+9 revenue budget and 100% achievement of the 3+9 operating income projection (excluding DOD contract)
b.	2007: TBD